================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               A. SCHULMAN, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               A. SCHULMAN, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, $1.00 par value

     (2) Aggregate number of securities to which transaction
         applies:  36,135,193

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

================================================================================

                            [LOGO] A. SCHULMAN INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders of
A. Schulman, Inc. will be held at the Fairlawn Country Club, 200 North Wheaton Road, Akron, Ohio, on Thursday, December 4, 1997 at 10:00 A.M., local time, for the purpose of considering and acting upon:

     1. The election of four (4) Directors for a three-year term expiring in 2000;

     2. The ratification of the selection by the Board of Directors of Price Waterhouse LLP as independent accountants for the fiscal year ending August 31, 1998; and

     3. The transaction of any other business which properly may come before the meeting and any adjournments thereof.

     Stockholders of A. Schulman, Inc. of record at the close of business on October 17, 1997 are entitled to vote at the Annual Meeting and any adjournments thereof.

                                            By order of the Board of Directors

                                            JAMES H. BERICK
                                               Secretary

Akron, Ohio
November 10, 1997


YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            [LOGO] A. SCHULMAN INC.

                            3550 West Market Street
                               Akron, Ohio 44333

                                PROXY STATEMENT

                                                               November 10, 1997

     The accompanying proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on December 4, 1997, and any adjournments thereof.

     Stockholders of record at the close of business on October 17, 1997 (the record date) will be entitled to vote at the Annual Meeting. At that date the Corporation had issued and outstanding 36,135,193 shares of Common Stock, $1.00 par value. Each such share is entitled to one vote on all matters properly coming before the Annual Meeting. At least 18,067,597 shares of Common Stock of the Corporation must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

     This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on November 10, 1997.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation presently is comprised of fourteen Directors. The Directors of the Corporation are divided into three classes; presently, Classes I and III each consist of five Directors and Class II consists of four Directors. At the Annual Meeting, four Directors of Class II are to be elected to serve for three-year terms expiring in 2000 and until their respective successors are duly elected and qualified. Gordon E. Heffern, currently a Class II Director, will retire at the Annual Meeting. Rene C. Rombouts, currently a Class III Director, has been nominated to serve as a Class II Director in Mr. Heffern's place. As a result, effective upon the election of the Class II Directors at the Annual Meeting, the number of Directors of the Corporation will be reduced to thirteen and the number of Class III Directors will be reduced to four. The number of Class I and II Directors will remain unchanged. In the event that Mr. Rombouts is not elected as a Class II Director, he will continue to serve the remainder of his current term as a Class III Director, the number of Class III Directors will remain fixed at five and the total number of Directors of the Corporation will remain unchanged at fourteen.

     Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on the proxy, it presently is intended that shares represented by proxies will be voted for the election as Directors of the four Class II nominees named in the table below.

     All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event which the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby either may vote such shares for a slate of four persons which includes a substitute nominee or for a reduced number of nominees, as they may deem advisable. For election as a Director, a nominee must receive the affirmative vote of the holders of a majority of shares of Common Stock represented at the meeting in person or by proxy. Neither abstentions nor broker non-votes will be counted as votes cast, although both will count toward the determination of the presence of a quorum and both will have the same effect as a vote cast against the nominee.

     The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part on the Corporation's records:

                                                       PRINCIPAL
                                                   OCCUPATION DURING
                                                    PAST FIVE YEARS                      FIRST
            NAME OF                                  AND AGE AS OF                       BECAME
      NOMINEE OR DIRECTOR                          OCTOBER 17, 1997                     DIRECTOR
-------------------------------    -------------------------------------------------    --------
             NOMINEES TO SERVE UNTIL 2000 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

Robert A. Stefanko*                Chairman of the Board of the Corporation since         1980
                                     1991; Executive Vice President -- Finance and
                                     Administration of the Corporation since 1989;
                                     Age 54

Rene C. Rombouts                   General Manager of the Corporation's European          1992
                                     subsidiaries since 1993 and Director of
                                     European Marketing -- Manufactured Products of
                                     the Corporation since 1983; Age 59

Dr. Peggy Gordon Elliott           Senior Fellow, National Center for Higher              1994
  (degree sign)                      Education since August 1996; formerly,
                                     President, The University of Akron 1992-1996,
                                     and Chancellor and Chief Executive Officer,
                                     Indiana University Northwest, 1984-1992; Age 60


                                                       PRINCIPAL
                                                   OCCUPATION DURING
                                                    PAST FIVE YEARS                      FIRST
            NAME OF                                  AND AGE AS OF                       BECAME
      NOMINEE OR DIRECTOR                          OCTOBER 17, 1997                     DIRECTOR
-------------------------------    -------------------------------------------------    --------

James S. Marlen (degree sign)      Chairman of the Board of Ameron International          1995
                                     Corporation (construction and industrial
                                     manufacturing) since January, 1995; President
                                     and Chief Executive Officer of Ameron
                                     International Corporation since June, 1993;
                                     formerly, Vice President, GenCorp., Inc.
                                     (aerospace, automotive, chemical and plastics)
                                     and President, GenCorp. Polymer Products, a
                                     subsidiary of GenCorp., Inc., 1988-1993; Age 56

       CONTINUING DIRECTORS SERVING UNTIL 1998 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)

James H. Berick (degree sign)+ ++  Chairman, Berick, Pearlman & Mills Co., L.P.A.,        1973
                                     Cleveland, Ohio (attorneys) and Secretary of
                                     the Corporation; President and Treasurer,
                                     Realty ReFund Trust since 1990; Age 64

Terry L. Haines*                   President and Chief Executive Officer of the           1990
                                     Corporation since 1991; formerly, Chief
                                     Operating Officer, 1990-1991; Age 51

Dr. Paul Craig Roberts             Distinguished Fellow, Cato Institute since 1993;       1992
  (degree sign)                      Chairman of Institute for Political Economy
                                     since 1985; Columnist for Business Week since
                                     1983 and The Washington Times since 1988;
                                     nationally syndicated Columnist for Creators
                                     Syndicate since March 1997; formerly, William
                                     E. Simon Chair in Political Economy at Center
                                     for Strategic and International Studies,
                                     1982-1993; and Assistant Secretary of Treasury
                                     for Economic Policy, 1981-1982; Age 58

James A. Karman (degree sign)      President and Chief Operating Officer, RPM, Inc.       1995
                                     (coatings, sealants and specialty chemicals)
                                     since 1978; formerly, Chief Financial Officer,
                                     RPM, Inc. 1982-1993; Age 60

        CONTINUING DIRECTORS SERVING UNTIL 1999 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)

Larry A. Kushkin*                  Executive Vice President -- International              1989
                                     Automotive Operations of the Corporation since
                                     1989; Age 57

Franz A. Loehr                     Retired; formerly Associate General Manager of         1984
                                     the Corporation's European subsidiaries and
                                     Managing Director, A. Schulman GmbH; Age 68

                                                       PRINCIPAL
                                                   OCCUPATION DURING
                                                    PAST FIVE YEARS                      FIRST
            NAME OF                                  AND AGE AS OF                       BECAME
      NOMINEE OR DIRECTOR                          OCTOBER 17, 1997                     DIRECTOR
-------------------------------    -------------------------------------------------    --------

Alan L. Ockene+ ++                 Member, Executive Committee of Akron Regional          1992
                                     Development Board; prior thereto, Chairman,
                                     Akron Regional Development Board, 1995-1997;
                                     formerly, President and Chief Executive Officer
                                     of General Tire, Inc. 1991- 1994; and Vice
                                     President of Goodyear Tire & Rubber
                                     Company -- International, 1985-1991; Age 66

Robert G. Wallace+ ++              Retired; formerly Executive Vice President,            1988
                                     Phillips Petroleum Company and
                                     President of Phillips 66 Company; Age 71

Willard R. Holland+ ++             Chairman of the Board of Ohio Edison Company           1995
                                     (electric utility) since November 1, 1996;
                                     President and Chief Executive Officer, Ohio
                                     Edison Company since 1993; Chairman of the
                                     Board and Chief Executive Officer of Ohio
                                     Edison Company's subsidiary, Pennsylvania Power
                                     Company, since 1993; formerly, Chief Operating
                                     Officer, Ohio Edison Company, 1991-1993; prior
                                     thereto Senior Vice President, Detroit Edison
                                     Company (electric utility), 1988-1991; Age 61

---------------
* Member of Executive Committee
(degree sign) Member of Audit Committee
+ Member of Nominating Committee
++ Member of Compensation Committee

     Mr. Haines is a Director of FirstMerit Corporation and Ameron International Corporation. Mr. Berick is a Director of MBNA Corporation and The Tranzonic Companies and a Trustee of Realty ReFund Trust and The Town and Country Trust. Dr. Roberts is a Director of 12 of the Value Line Mutual Funds. Mr. Wallace is a Director of Valmont Industries, Inc. Dr. Elliott is a Director of The Lubrizol Corporation. Mr. Marlen is a Director of Ameron International Corporation. Mr. Karman is a Director of RPM, Inc., McDonald & Co. Investments, Inc., Shiloh Industries, Inc. and Metropolitan Financial Corporation. Mr. Holland is a Director of Ohio Edison Company. Mr. Ockene is a Director of Ameron International Corporation.

     The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

     The functions performed by the Audit Committee of the Board of Directors include: (i) recommending to the Board of Directors the appointment of a firm of independent accountants to examine the books and accounts of the Corporation and its subsidiaries; (ii) reviewing with the independent accountants the scope of their work, prior to their examination; (iii) reviewing with the independent accountants the scope of their examination after it has been completed, as well as any recommendations made by the independent accountants; (iv) reviewing with the independent accountants and approving each non-audit service performed or proposed to be performed by the independent accountants, as well as the relationship of audit to non-audit fees; and (v) considering the possible effect of the non-audit services upon the independence of the accountants. The Audit Committee held two meetings during the year ended August 31, 1997.

     The functions performed by the Compensation Committee of the Board of Directors include making recommendations to the Board of Directors concerning compensation policies, salaries, grants of stock options and other forms of compensation for management and certain other employees of the Corporation. The Compensation Committee held three meetings during the year ended August 31, 1997.

     The functions performed by the Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees. The Nominating Committee has no formal procedures for consideration of nominees recommended by stockholders. The Nominating Committee did not meet during the year ended August 31, 1997.

     The Board of Directors held six meetings during the year ended August 31, 1997. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and any committees thereof on which they served during the year, except Franz A. Loehr, who did not attend two Board meetings.

COMPENSATION OF DIRECTORS

     Each Director of the Corporation who is not an employee of the Corporation receives an annual Director's fee of $23,000 plus $1,000 for each Board or committee meeting attended. In addition, on the first business day of February of each year, each non-employee Director of the Corporation receives a grant of an option to purchase 875 shares of the Common Stock of the Corporation, at an option price equal to the fair market value of such shares on the first business day immediately preceding the date of grant. Mr. Loehr had a Consulting Agreement with the Corporation which provided for compensation of $50,000 for the year ended August 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James H. Berick, Secretary, Director, and a member of the Corporation's Compensation Committee is the Chairman of Berick, Pearlman & Mills Co., L.P.A., which is retained by the Corporation as legal counsel and which received legal fees from the Corporation during the year ended August 31, 1997 in the amount of $68,954.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report describes the Corporation's executive compensation programs and the basis on which fiscal year 1997 compensation determinations were made by the Corporation's Compensation Committee in respect of the executive officers of the Corporation, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement.

     To ensure that the compensation program is administered in an objective manner, the Compensation Committee is comprised entirely of independent Directors. The duties of the Compensation Committee include determining the base salary level and bonus for the Chief Executive Officer and for all other executive officers, and approving the design and awards of all other elements of the executive pay program. The Compensation Committee further evaluates executive performance and addresses other matters related to executive compensation.

COMPENSATION POLICY AND OVERALL OBJECTIVES

     In determining the amount and composition of executive compensation, the Compensation Committee's goal is to provide a compensation package that will enable the Corporation to attract and retain talented executives, reward outstanding performance and link the interests of the Corporation's executives to the interests of the Corporation's shareholders. In determining actual compensation levels, the Compensation Committee considers all elements of the program in total, rather than any one element in isolation.

     The Compensation Committee members believe that each element of the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

     Competitive market data is provided periodically by an independent compensation consultant. The data provided compares the Corporation's compensation practices to those of a group of comparison companies. The Corporation's market data for compensation comparison purposes is comprised of a group of diversified manufacturing companies that have national and international business operations. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

     In establishing a comparison group for compensation purposes, the Compensation Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Compensation Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

     The key elements of the Corporation's executive compensation are base salary, annual bonuses and long-term incentives. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package.

BASE SALARIES

     The Compensation Committee regularly reviews each executive's base salary. Base salaries for executives initially are determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven by individual performance and Corporation profitability. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation.

     In determining Mr. Haines' base salary in 1997, the Compensation Committee considered the Corporation's financial performance for the prior year, Mr. Haines' individual performance and his long-term contributions to the success of the Corporation. The Compensation Committee also compares Mr. Haines' base salary to the base salaries of other chief executive officers.

ANNUAL BONUSES

     The Corporation's bonus program promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses based on individual performance. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Although target bonus opportunities were not established at the beginning of the fiscal year, the payouts were intended to represent a significant portion of each executive's total compensation. This practice reinforces the Corporation's pay-for-performance philosophy. The sizes of the payouts for fiscal 1997 were determined at the discretion of the Compensation Committee, based upon each executive's performance during such fiscal year and on Corporation performance. Mr. Haines' 1997 bonus award was determined using the same criteria as the other executive officers and is reported in the Summary Compensation Table, below.

     Effective September 1, 1997, the Corporation instituted a new bonus program for the determination of executive officer bonus payouts. Under the new program, the Corporation will establish a total target award for each officer approximately equal to the average award provided to persons holding similar positions at comparable companies. The award will be measured by stated threshold, target, and maximum percentages of salary. The officer's actual award will be increased or decreased from the total target award based upon both Corporation and individual performance. Approximately one-half of the total target award potential will be determined by the financial performance of the Corporation. This financial performance portion of the bonus will be based upon
(i) the world-wide performance of the Corporation for the President and Chief Executive Officer and for the Chairman and Chief Financial Officer and (ii) the Corporation's performance in North America for all other officers. The remaining one-half of the total target award level will be based upon each officer's individual performance.

LONG-TERM INCENTIVES

     Long-term incentives are provided pursuant to the Corporation's 1991 Stock Incentive Plan (the "1991 Plan").

     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, the Compensation Committee makes annual decisions regarding appropriate stock-based grants for each executive. When determining these awards, the Compensation Committee considers the Corporation's financial performance in the prior year, executives' levels of responsibility, prior experience, historical award data, and compensation practices at the comparison companies.

     Stock options were granted in 1997 at an option price equal to the fair market value of the Corporation's common stock on the date of grant. Accordingly, stock options granted in 1997 have value only if the stock price appreciates following the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership of the Corporation. These stock options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the holder remains employed by the Corporation or a subsidiary.

     In 1997, Mr. Haines received options to purchase 37,000 shares at the fair market value ($18.50) of such shares on the date of grant. These grants were established after comparison to the averages of long-term incentive grants at the comparison companies. The Compensation Committee believes that this equity interest provides a strong link to the interests of shareholders.

RESTRICTED STOCK

     Shares of restricted stock are awarded to certain executives bi-annually. Restricted stock awarded to executives vests five years after the date awarded. Because of its vesting requirements, restricted stock enhances the Corporation's ability to maintain a stable executive team, focused on the Corporation's long-term success. Restricted stock provides executives with an immediate link to shareholder interests. Dividends are accrued until the lapse of restrictions on the restricted stock and are paid out thereafter. In 1997, no executives received awards of shares of restricted stock.

                                          The Compensation Committee:

                                          Gordon E. Heffern, Chairman
                                          James H. Berick
                                          Robert G. Wallace
                                          Alan L. Ockene
                                          Willard R. Holland

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid or to be paid by the Corporation and its subsidiaries in respect of services rendered during the Corporation's last three fiscal years to the Corporation's Chief Executive Officer and each of the four most highly compensated executive officers (as measured by salary and bonus) whose aggregate salary and bonus during the fiscal year ended August 31, 1997, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                    ---------------------
                                                   ANNUAL COMPENSATION (1)                 AWARDS
                                              ----------------------------------    ---------------------
                                                                        OTHER       RESTRICTED
                                                                        ANNUAL        STOCK                  ALL OTHER
                                    FISCAL                            COMPENSA-      AWARD(S)     OPTIONS     COMPEN-
   NAME AND PRINCIPAL POSITION       YEAR      SALARY      BONUS       TION(2)         (3)          (#)      SATION(4)
---------------------------------   ------    --------    --------    ----------    ----------    -------    ---------
Terry L. Haines                      1997     $360,000    $165,000           $0            $0     37,000     $ 139,328(5)
  President & Chief                  1996     $360,000    $145,000     $ 29,491      $184,000     30,000     $ 137,049
  Executive Officer                  1995     $325,000    $180,000     $ 21,910            $0     27,500     $ 130,819
Robert A. Stefanko                   1997     $300,000    $165,000           $0            $0     31,000     $  93,950(5)
  Chairman of the Board              1996     $300,000    $145,000     $  7,976      $149,500     25,000     $  92,904
  of Directors, Chief                1995     $270,833    $180,000     $118,335            $0     23,000     $ 122,274
  Financial Officer and Executive
  Vice President-- Finance and
  Administration
Larry A. Kushkin                     1997     $215,000    $145,000           $0            $0     22,000     $  43,215(5)
  Executive Vice President--         1996     $215,000    $130,000     $ 29,206      $ 75,900     18,000     $  41,942
  International Automotive           1995     $200,000    $160,000     $139,899            $0     14,000     $  69,278
  Operations
Leonard E. Emge                      1997     $150,000    $ 55,000           $0            $0      9,000     $  16,110(5)
  Vice President--                   1996     $150,000    $ 50,000     $  3,399      $ 41,400      7,000     $  16,110
  Manufacturing                      1995     $135,000    $ 60,000     $ 11,646            $0      7,000     $  14,610
Alain C. Adam                        1997     $122,000    $ 50,000           $0            $0      3,500     $  13,310(5)
  Vice President--                   1996     $122,000    $ 45,000     $ 45,052      $ 27,600      3,500     $  13,310
  Automotive Marketing               1995     $116,000    $ 55,000           $0            $0      3,500     $  12,710

---------------

(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) Represents the net value (market value less exercise price) realized in respect of Common Shares purchased from the Corporation pursuant to exercise of stock options.

(3) The total number of restricted shares and the aggregate market value at August 31, 1997: Mr. Haines held 14,000 shares valued at $306,250; Mr. Stefanko held 11,500 shares valued at $251,563; Mr. Kushkin held 6,300 shares valued at $137,813; Mr. Adam held 2,400 shares valued at $52,500; and Mr. Emge held 3,300 shares valued at $72,188. Dividends accrue but are not paid on the restricted shares until the restrictions thereon lapse. The aggregate market value is based on the fair market value at August 31, 1997 of $21.875.

(4) Represents the following compensation: Corporation contributions to Profit Sharing Plan; amounts accrued by the Corporation for the fiscal year under non-qualified profit sharing plan; Corporation payments of term life insurance premiums; amounts accrued by the Corporation for the fiscal year under deferred compensation agreements; and Director's fees received from the Corporation's Belgian subsidiary.

                                        9

(5) Amounts shown include the following: Corporation contributions to Profit Sharing Plan -- $15,000 for each of Messrs. Haines, Stefanko, Kushkin, and Emge, and $12,200 for Mr. Adam; amounts accrued by the Corporation for the fiscal year ended August 31, 1997 under non-qualified profit sharing plan -- $27,193 for Mr. Haines, $19,345 for Mr. Stefanko, and $8,340 for Mr. Kushkin; Corporation payments of term life insurance premiums -- $1,110 for each named executive officer; amounts accrued by the Corporation under deferred compensation agreements for the fiscal year ended August 31, 1997 -- $75,061 for Mr. Haines ($30,024 of which was not vested), $37,531 for Mr. Stefanko ($15,012 of which was not vested), and $18,765 for Mr. Kushkin ($11,259 of which was not vested); and Director's fees received from the Corporation's Belgian subsidiary -- $20,964 for each of Messrs. Haines and Stefanko.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options during fiscal year 1997 to the named executive officers. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock appreciation of five percent and ten percent over the full five-year term of the options, which would result in stock prices of approximately $23.61 and $29.79, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on an option exercise are dependent upon future performance of the Corporation's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS IN 1997                         POTENTIAL REALIZABLE
                         ------------------------------------------------------------         VALUE AT ASSUMED
                                            % OF TOTAL                                     ANNUAL RATES OF STOCK
                                             OPTIONS                                       PRICE APPRECIATION FOR
                                            GRANTED TO      EXERCISE                         5-YEAR OPTION TERM
                                           EMPLOYEES IN     OR BASE                        ----------------------
                            OPTIONS           FISCAL        PRICE(3)      EXPIRATION        5% ($)       10% ($)
         NAME            (#)GRANTED(1)       YEAR(2)         ($/Sh)          DATE            (4)           (4)
----------------------   -------------     ------------     --------      -----------      --------      --------
Terry L. Haines              37,000            14.64%        $18.50         4/28/02        $189,070      $417,730
Robert A. Stefanko           31,000            12.27%        $18.50         4/28/02        $158,410      $349,990
Larry A. Kushkin             22,000             8.71%        $18.50         4/28/02        $112,420      $248,380
Leonard E. Emge               9,000             3.56%        $18.50         4/28/02        $ 45,990      $101,610
Alain C. Adam                 3,500             1.39%        $18.50         4/28/02        $ 17,885      $ 39,515

---------------

(1) All options for common shares were granted pursuant to the 1991 Plan. Such options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the optionee remains employed by the Corporation.

(2) Based on 252,700 options granted to all employees.

(3) Fair market value on the date of grant.

(4) The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved. If the named executive officers realize these values, the Corporation's shareholders will realize aggregate appreciation in the price of the 36,135,193 shares of Common Stock outstanding of $184.7 million or $408.0 million, respectively, over the five-year term of the options.

                           SECURITY OWNERSHIP OF CERTAIN
                                 BENEFICIAL OWNERS

     The following table sets forth information as of October 17, 1997 in respect of beneficial ownership of shares of the Corporation's Common Stock by each person known to the Corporation to own five percent or more of its Common Stock.

                                              AMOUNT AND NATURE
                                                OF BENEFICIAL       PERCENT OF
                   NAME                           OWNERSHIP         OUTSTANDING
------------------------------------------    -----------------     -----------
Dietche & Field Advisers, Inc.(1)                 1,848,000              5.1%
  437 Madison Avenue
  New York, New York 10022

---------------

(1) Information according to Dietche & Field Advisers, Inc.'s report on Schedule 13G dated January 7, 1997.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of October 17, 1997 in respect of beneficial ownership of shares of the Corporation's Common Stock by each Director, by each named executive officer, and by all Directors and executive officers as a group:

                                              AMOUNT AND NATURE
                                                OF BENEFICIAL       PERCENT OF
                   NAME                       OWNERSHIP(1)(2)(3)    OUTSTANDING
------------------------------------------    -----------------     -----------
Gordon E. Heffern                                     4,577                *
Robert A. Stefanko                                  163,962                *
Dr. Peggy Gordon Elliott                              1,655                *
James H. Berick                                      17,186                *
Terry L. Haines                                     127,200                *
Dr. Paul Craig Roberts                                4,591(4)             *
Rene C. Rombouts                                     92,236                *
Larry A. Kushkin                                    297,346(5)             *
Franz A. Loehr                                      142,474                *
Alan L. Ockene                                        5,886                *
Robert G. Wallace                                     9,811                *
James S. Marlen                                       6,218(6)             *
Willard R. Holland                                    2,218                *
James A. Karman                                       1,218                *
Alain C. Adam                                        20,648                *
Leonard E. Emge                                      36,469                *
All Directors and
  Executive Officers as a
  group (18 persons)                                987,536              2.7%

---------------

* Less than 1% of the shares outstanding

(1) Includes the following number of shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1991 Stock Incentive Plan: 77,500 by Terry L. Haines; 33,000 by Larry A. Kushkin; 64,000 by Robert A. Stefanko; 9,000 by Alain C. Adam; 12,750 by Leonard E. Emge; 41,375 by Rene C. Rombouts; and 253,450 by all Directors and executive officers as a group.

(2) Includes the following number of shares which are not owned but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1992 Non-Employee Directors' Stock Option Plan: 2,186 by each of Alan L. Ockene, Robert G. Wallace, Gordon E. Heffern, James H. Berick, and Dr. Paul Craig Roberts; 655 by Dr. Peggy Gordon Elliott; 218 by each of Willard R. Holland, James A. Karman, and James S. Marlen; and 12,239 shares by all Directors and executive officers as a group.

                                       12

(3) Includes the following number of restricted shares of Common Stock awarded under the Corporation's 1991 Stock Incentive Plan: 14,000 for Terry L. Haines, 11,500 for Robert A. Stefanko, 6,300 for Larry A. Kushkin, 7,000 for Rene C. Rombouts, 2,400 for Alain C. Adam, 3,300 for Leonard E. Emge, and 47,700 for all Directors and executive officers as a group.

(4) Includes 100 shares held by Dr. Roberts as trustee for his son, the beneficial ownership of which Dr. Roberts disclaims.

(5) Includes 5,815 shares held solely by Mr. Kushkin's wife and 55,820 shares held in trust for Mr. Kushkin's children, the beneficial ownership of all of which Mr. Kushkin disclaims.

(6) Includes 2,000 shares held solely by Mr. Marlen's wife, the beneficial ownership of which Mr. Marlen disclaims.

                               PERFORMANCE GRAPH

     The following graph compares total stockholder returns in respect of the Corporation's Common Shares over the last five fiscal years (i.e. the cumulative changes over the past five-year period of $100 invested) to the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard and Poor's Specialty Chemical Group ("S&P Specialty Chemicals"). Total return values for the Corporation's Common Shares, S&P 500 and S&P Specialty Chemicals were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends on a quarterly basis. The stockholder returns shown on the graph below are not necessarily indicative of future performance.

     The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference and otherwise shall not be deemed filed under such Acts.

        Measurement Period                                                     S&P Specialty
      (Fiscal Year Covered)          A. Schulman, Inc.        S&P 500            Chemicals
8/92                                           $100.00             $100.00             $100.00
8/93                                             88.22              115.13              117.64
8/94                                            101.04              121.39              113.76
8/95                                            102.24              147.27              143.13
8/96                                             85.33              174.72              142.49
8/97                                             87.45              245.53              169.27

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Corporation has employment agreements with Messrs. Haines, Stefanko, Kushkin, Emge, Adam, and certain other senior personnel. The employment agreements of Messrs. Haines, Stefanko and Kushkin have an initial three-year term. Such agreements automatically will be extended at the end of each month for an additional month unless prior notice of termination is given, to constitute at all times a three-year agreement; provided, however, that no such monthly extension shall occur after August 31, 2008, January 31, 2005, or July 31, 2002, respectively. The employment agreement of Mr. Emge provides for a two-year term expiring in December 1997 and the employment agreement of Mr. Adam had an initial one-year term. Mr. Adam's agreement automatically will be extended at the end of each month for an additional month unless prior notice of termination is given, to constitute at all times a one-year agreement; provided, however, that no such monthly extension shall occur after November 30, 2012. The employment agreements provide that in the event employment is terminated as a result of a merger, consolidation, liquidation, or change in control (collectively, "Change in Control") of the Corporation, or for any other reason except for death, disability or for cause, the employee shall be paid a lump sum amount equal to a multiple (equal to the initial term of such agreement) of the sum of (i) the higher of his annual salary payable prior to the event causing the termination or salary payable prior to the Change in Control, plus (ii) an amount equal to the higher of his bonus earned in the preceding fiscal year or the average bonus earned in the most recent three fiscal years. In addition, upon a Change in Control, each of the employment agreements provides that the employee also will continue to receive certain insurance benefits not provided to the employee by another source after termination, for a period of time equal to the original term of such employee's employment agreement, and the employee will be paid a lump sum amount equal to the sum of (i) any unpaid annual incentive compensation previously awarded to the employee, the payment of which was contingent only upon continued employment, and (ii) a pro rata portion of his bonus for the fiscal year in which the termination occurred. If the Corporation terminates an employee's employment without cause prior to the expiration of the term of the employment agreement or prior to a Change in Control, the employee shall receive his salary for the remaining term of his employment agreement, plus a bonus each year for the remaining term of his agreement in an amount equal to fifty percent of his average annual bonus during the most recent five calendar years of employment. If the employee's employment is terminated by reason of death, the Corporation shall pay a lump sum amount equal to sixty percent of the employee's salary for twenty-four months. In addition, the amounts described above payable under the employment agreements for Messrs. Haines, Stefanko and Kushkin shall be "grossed up" to cover certain taxes payable by the employee on certain of the amounts paid to such employee in respect of a Change in Control of the Corporation. Notwithstanding the foregoing, in respect of the employment agreements of Messrs. Emge and Adam, the Corporation is not obligated to pay any amount which is in excess of the maximum amount which it can deduct for federal income tax purposes. These employment agreements may tend to discourage a takeover attempt of the Corporation inasmuch as a Change in Control of the Corporation could result in increased compensation expense.

     The Corporation has a qualified Profit Sharing Plan (the "Profit Sharing Plan") which provides that in any year the Corporation's Board of Directors, in its discretion, may authorize the payment of contributions to the Corporation's Profit-Sharing Trust, which contributions are allocated among participants. The maximum amount which may be allocated to a participant generally is limited to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation. Participation in the Profit Sharing Plan is available to all salaried employees of the Corporation (and participating subsidiaries) who are employed on the last day of the Profit Sharing Plan Year. Benefits under the Profit Sharing Plan vest in accordance with a specified formula which provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. The assets of the Profit-Sharing Trust are invested, and each participant's account reflects the aggregate investment performance of the Trust assets. For the fiscal year ended August 31, 1997, the amounts contributed to the Profit Sharing Plan accounts of the persons listed in the Summary Compensation Table were: $15,000 for each of Messrs. Haines, Stefanko, Kushkin and Emge and $12,200 for Mr. Adam.

     The Corporation also has a non-qualified Profit Sharing Plan (the "Non-Qualified Plan") which provides that in any year the Corporation's Board of Directors, in its discretion, may authorize the accrual by the Corporation of certain amounts for the benefit of the Non-Qualified Plan's participants, in order to restore to such participants amounts not available to them under the Profit Sharing Plan due to certain limitations thereunder. Benefits under the Non-Qualified Plan vest in accordance with a specified formula which provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. In addition, upon a Change in Control of the Corporation, benefits become fully vested. Amounts accrued by the Corporation under the Non-Qualified Plan for the benefit of each participant reflect the investment performance which would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the Profit Sharing Trust pursuant to the Profit Sharing Plan. For the fiscal year ended August 31, 1997, the amounts accrued by the Corporation pursuant to the Non-Qualified Plan for the benefit of the persons listed in the Summary Compensation Table were: Mr. Haines, $27,193; Mr. Stefanko, $19,345; and Mr. Kushkin $8,340.

     The Corporation also has deferred compensation agreements with Messrs. Haines, Stefanko and Kushkin, providing for the payment of benefits for ten years following retirement, disability or death in the annual amount of $100,000 for Mr. Haines, $100,000 (under two agreements for $50,000 each) for Mr. Stefanko and $75,000 (under two agreements for $50,000 and $25,000, respectively) for Mr. Kushkin, except that any amounts payable at retirement will be reduced proportionately to the extent that Messrs. Haines, Stefanko and Kushkin are employed by the Corporation for less than ten years from the date of their agreements. The effective dates of Mr. Haines' Agreement is 1991, of Mr. Stefanko's two agreements are 1985 and 1991, and of Mr. Kushkin's two agreements are 1985 and 1992. No additional benefits are payable under the agreements upon a Change in Control of the Corporation; however, payment of all of the benefits of Messrs. Haines, Stefanko and Kushkin will be accelerated in the event of a termination of employment following certain Changes in Control. The Corporation owns and is the beneficiary of life insurance policies upon the lives of Messrs. Haines, Stefanko and Kushkin, in the amount of $1,000,000, $1,000,000 and $500,000, respectively.

                            SELECTION OF ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors of the Corporation has selected Price Waterhouse LLP as independent accountants to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending August 31, 1998. In accordance with past practice, this selection is being presented to stockholders for ratification or rejection at this Annual Meeting. The Board of Directors recommends that such selection be ratified. Price Waterhouse LLP was the independent accountant of the Corporation for the fiscal year ended August 31, 1997, and is considered by the Board of Directors to be well qualified. Representatives of Price Waterhouse LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

     For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Price Waterhouse LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board will appoint other public accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than 10% of the Corporation's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Gordon L. Trimmer, an officer of the Corporation, filed his initial statement of beneficial ownership on Form 3 subsequent to the due date for such filing.

                                 OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

                              GENERAL INFORMATION
VOTING OF PROXIES

     Shares represented by properly executed proxies will be voted at the meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by proxies on which no specification has been made will be voted (i) for the election of Directors and (ii) for ratification of the selection of the independent accountants.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders, presently scheduled for December 1998, must be received by the Corporation no later than July 10, 1998 for consideration for inclusion in the proxy statement and form of proxy for that meeting.

REVOCATION OF PROXIES

     A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares or by giving notice in writing or in open meeting.

SOLICITATION OF PROXIES

     The cost of soliciting the accompanying proxies will be borne by the Corporation. The Corporation does not expect to pay any compensation for the solicitation of proxies but may pay brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of the Corporation.

                                            By order of the Board of Directors

                                            JAMES H. BERICK
                                               Secretary
November 10, 1997

                                  A. SCHULMAN, INC.

                        THIS PROXY IS SOLICITED ON BEHALF OF
   P                           THE BOARD OF DIRECTORS

   R The undersigned hereby appoints TERRY L. HAINES, ROBERT A. STEFANKO, and JAMES H. BERICK and each of them as Proxies, each
   O with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all
   X the shares of Common Stock of A. Schulman, Inc. held of record by the undersigned on October 17, 1997 at the annual meeting of
   Y Stockholders to be held on December 4, 1997 and at any adjournments thereof.

            Election of Class II Directors, Nominees:
            Robert A. Stefanko, Rene C. Rembouts, Dr. Peggy Gordon Elliott and James S. Marlen

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE
                                                                    SIDE
--------------------------------------------------------------------------------
                                  DETACH CARD

  [X] PLEASE MARK YOUR                        SHARES IN YOUR NAME
      VOTES AS IN THIS
      EXAMPLE.

                    FOR      WITHHELD                                                  FOR  AGAINST  ABSTAIN
1. Election of      [ ]        [ ]                              2. To ratify the se-   [ ]    [ ]      [ ]    3. In their
   Class II                                                        lection of Price                              discretion,
   Directors                                                       Waterhouse LLP                                the Proxies
   (see reverse)                                                   as independent                                are authorized
                                                                   accountants                                   to vote upon
   For, except vote withheld from the following nominee(s):        for the fiscal                                such other
                                                                   year ending                                   business as
   --------------------------------------------------------        August 31, 1998.                              may properly
                                                                                                                 come before
                                                                                                                 the meeting.

                                               NOTE: Please sign exactly as
                                               name appears hereon. Joint
                                               owners should each sign. When
                                               signing as attorney,
                                               executor, administrator,
                                               trustee or guardian, please
                                               give full title as such.

                                               --------------------------------

                                               --------------------------------
                                               SIGNATURE(S)         DATE

--------------------------------------------------------------------------------
                                  DETACH CARD

                           [Add text here if needed]